Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 670)

ANNOUNCEMENT

The board of directors (the “Board”) of China Eastern Airlines Corporation Limited (the “Company”) announces that the 2005 annual general meeting of the Company (“AGM”) was held in Shanghai, the People’s Republic of China (the “PRC”) on Wednesday, 28th June, 2006, and that all resolutions proposed were duly passed.

RESOLUTIONS PASSED AT THE AGM

The AGM of the Company was held at Meeting Centre, Shanghai Home Yau Hotel [CHINESE CHARACTERS], 2550 Hongqiao Road, Shanghai, the PRC 9:00 a.m. on Wednesday, 28th June, 2006. Shareholders representing 3,208,120,662 shares of the Company (or 65.92% of its issued share capital comprising 4,866,950,000 shares) were present, in person or by proxy, at the AGM. The AGM was validly convened in compliance with the relevant requirements under the Company Law of the PRC and the articles of association of the Company. No shareholder was required to abstain from voting in respect of, or to vote only against, any of the resolutions proposed at the AGM.

All resolutions proposed for approval at the AGM were duly passed, each of which was taken on poll. Hong Kong Registrars Limited, the Company’s H share registrar, was appointed as the scrutineer for the purpose of vote-taking at the AGM. The poll results in respect of the resolutions proposed at the AGM were set out as follows:

		Total number of votes
		(Approximate % of the total
		number of shares held by
		shareholders present, in
		person or by proxy, at the
		AGM and entitled to vote in
		respect of the relevant resolution)
ORDINARY RESOLUTIONS
		For	Against	Abstain

		3,089,122,191	75,100	118,923,371
1.	To approve the report of the Board for the year 2005.	(96.2907%)	(0.0023%)	(3.7069%)

	To approve the report of the supervisory committee	3,088,912,191	85,100	119,123,371
2.	of the Company for the year 2005.	(96.2842%)	(0.0027%)	(3.7132%)

	To approve the audited financial statements and the	3,088,782,191	145,000	119,193,471
3.	auditors' reports for the year 2005.	(96.2801%)	(0.0045%)	(3.7154%)

	To approve the appointment of [CHINESE CHARACTERS]
	(PricewaterhouseCoopers Zhong Tian CPAs Limited
	Company) as the Company's PRC domestic auditors for
	the financial year ending 31st December, 2006 and
	the re-appointment of PricewaterhouseCoopers,
	Certified Public Accountants, as the Company's
	international auditors for the financial year ending
	31st December, 2006, and to authorise the Board to	3,106,230,439	93,300	101,796,923
4.	determine and finalise their remuneration.	(96.8240%)	(0.0029%)	(3.1731%)

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
28th June, 2006